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                                                                     EXHIBIT 5.1


                                 January 8, 2001





Overland Data, Inc.
8975 Balboa Avenue
San Diego, CA 92123-1599

Ladies and Gentlemen:

              We have examined the Registration Statement on Form S-8 (the "REGISTRATION STATEMENT") to be filed by Overland Data, Inc., a California corporation (the "COMPANY"), with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company's common stock, no par value per share ("COMMON STOCK"), which will be issued under the Company's 2000 Stock Option Plan (the "PLAN").

              As counsel to the Company, we have examined the proceedings taken by the Company in connection with the adoption of the Plan and the authorization of the shares of Common Stock to be issued pursuant to the Plan.

We also have examined such documents as we have deemed necessary to render this opinion.

              It is our opinion that the 1,000,000 shares of Common Stock that may be issued and sold by the Company, when issued and sold pursuant to the terms of the Plan, will be validly issued, fully paid and nonassessable.

              We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.



                                                     Very truly yours,

                                                     /s/ MORRISON & FOERSTER LLP